UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

iRobot Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Stockholder:	April 12, 2010

You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 10:00 a.m., local time, on Thursday, May 27, 2010 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.

At this annual meeting, you will be asked to elect four class II directors for three-year terms and to ratify the appointment of our independent registered public accountants. The board of directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of appointment of our independent registered public accountants.

Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN M. ANGLE
Chief Executive Officer & Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 27, 2010
PROXY STATEMENT For the Annual Meeting of Stockholders To Be Held on May 27, 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS -- 2009
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END -- 2009
OPTION EXERCISES AND STOCK VESTED -- 2009
DIRECTOR COMPENSATION TABLE -- 2009
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING OF PROXY MATERIALS

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
(781) 430-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 27, 2010

To the Stockholders of iRobot Corporation:

The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 27, 2010, at 10:00 a.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:

1. To elect four (4) class II directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year; and

3. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Proposal 1 relates solely to the election of four (4) class II directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 8, 2010, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Directions to iRobot Corporation headquarters can be found at the Company’s website, http://www.irobot.com.

By Order of the Board of Directors,

GLEN D. WEINSTEIN
Senior Vice President,
General Counsel and Secretary

Bedford, Massachusetts
April 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2010. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT https://materials.proxyvote.com/462726.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 27, 2010

April 12, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Thursday, May 27, 2010, at 10:00 a.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended January 2, 2010, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 15, 2010.

The purposes of the annual meeting are to elect four class II directors for three-year terms, and to ratify the appointment of the Company’s independent registered public accountants. Only stockholders of record at the close of business on April 8, 2010 will be entitled to receive notice of and to vote at the annual meeting. As of April 1, 2010, 25,151,817 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees and FOR ratification of the appointment of our independent registered public accountants.

Aside from the election of directors and ratification of the appointment of the independent registered public accountants, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of April 1, 2010: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

		Percentage of Shares
	Shares Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned(2)

FMR LLC(3)	3,082,293	12.3%
82 Devonshire Street Boston, MA 02109
OppenheimerFunds, Inc.(4)	2,500,500	9.9%
2 World Financial Center 225 Liberty Street New York, NY 10281-1008
Colin M. Angle(5)	1,021,846	4.1%
John J. Leahy(6)	103,799	*
Jeffrey A. Beck(7)	46,250	*
Joseph W. Dyer(8)	248,384	1.0%
Alison Dean(9)	51,433	*
Glen D. Weinstein(10)	123,355	*
Rodney A. Brooks, Ph.D.(11)	972,000	3.9%
Ronald Chwang(12)	779,347	3.1%
Jacques S. Gansler(13)	78,067	*
Andrea Geisser(14)	80,599	*
Helen Greiner(15)	1,374,922	5.5%
George C. McNamee(16)	131,794	*
Peter T. Meekin(17)	77,308	*
Paul J. Kern(18)	62,535	*
Paul Sagan	0	*
All executive officers, directors and nominees as a group (19) (15 persons)	5,151,639	20.5%

*	Represents less than 1% of the outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 1, 2010 and (ii) shares issuable pursuant to restricted stock units held by the respective person or group that vest within 60 days of April 1, 2010.

(2)	Applicable percentage of ownership as of April 1, 2010 is based upon 25,151,817 shares of common stock outstanding.

(3)	FMR LLC and Edward C. Johnson 3d each have sole dispositive power with respect to all of the shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is a beneficial owner of all of the shares, 1,744,086 of which are attributable to Fidelity OTC Portfolio, an investment company registered under the Investment Company Act of 1940. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of each reporting entity is 82 Devonshire Street, Boston, MA 02109. This information has been obtained from a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on January 11, 2010.

(4)	OppenheimerFunds, Inc. has shared voting power and shared dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by OppenheimerFunds, Inc. with the Securities and Exchange Commission on February 2, 2010, and includes 2,500,500 shares over which Oppenheimer Global Opportunity Fund has shared voting and shared dispositive power. The address of Oppenheimer Global Opportunity Fund is 6803 S. Tucson Way, Centennial, CO 80112.

(5)	Includes 52,072 shares issuable to Mr. Angle upon exercise of stock options.

(6)	Includes 92,395 shares issuable to Mr. Leahy upon exercise of stock options.

(7)	Includes 37,500 shares issuable to Mr. Beck upon exercise of stock options and 8,750 shares issuable to Mr. Beck upon vesting of restricted stock units.

(8)	Includes 237,731 shares issuable to Mr. Dyer upon exercise of stock options and 100 shares owned by Mr. Dyer’s stepson. Mr. Dyer disclaims beneficial ownership of the 100 shares owned by his stepson, except to the extent of his pecuniary interest, if any.

(9)	Includes 48,168 shares issuable to Ms. Dean upon exercise of stock options.

(10)	Includes 111,384 shares issuable to Mr. Weinstein upon exercise of stock options.

(11)	Includes 7,000 shares issuable to Dr. Brooks upon exercise of stock options.

(12)	Includes an aggregate of 526,970 shares held by iD5 Fund, L.P. Dr. Chwang is a general partner of the management company for iD5 Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by iD5 Fund, L.P. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 58,667 shares issuable to Dr. Chwang upon exercise of stock options and 193,710 shares held in a trust for the benefit of certain of his family members. As co-trustees of the family trust, Dr. Chwang shares voting and dispositive power over the shares held by the trust with his spouse.

(13)	Includes 76,667 shares issuable to Dr. Gansler upon exercise of stock options.

(14)	Includes 58,667 shares issuable to Mr. Geisser upon exercise of stock options and 9,026 shares issuable to Mr. Geisser upon vesting of phantom stock.

(15)	Includes 16,000 shares issuable to Ms. Greiner upon exercise of stock options.

(16)	Includes 58,667 shares issuable to Mr. McNamee upon exercise of stock options and 3,487 shares issuable to Mr. McNamee upon vesting of phantom stock.

(17)	Includes 58,667 shares issuable to Mr. Meekin upon exercise of stock options and 8,123 shares issuable to Mr. Meekin upon vesting of phantom stock. Mr. Meekin’s spouse shares voting and dispositive power over the shares.

(18)	Consists of 58,667 shares issuable to Gen. Kern upon exercise of stock options and 3,868 shares issuable to Gen. Kern upon vesting of phantom stock..

(19)	Includes an aggregate of 972,252 shares issuable upon exercise of stock options held by fifteen (15) executive officers and directors, an aggregate of 8,750 shares issuable pursuant to restricted stock units held by one (1) executive officer, and an aggregate of 24,504 shares issuable upon vesting of phantom stock to four (4) directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of ten members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Helen Greiner, George C. McNamee, Peter T. Meekin and Paul Sagan and recommended that each be elected to the board of directors as a class II director, each to hold office until the annual meeting of stockholders to be held in the year 2013 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Ms. Greiner and Messrs. McNamee, Meekin and Sagan are class II directors whose terms expire at this annual meeting. The board of directors is also composed of (i) three class III directors (Rodney A. Brooks, Ph.D., Andrea Geisser, and Jacques S. Gansler, Ph.D.), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2011 and (ii) three class I directors (Colin M. Angle, Ronald Chwang, Ph.D., and Paul J. Kern, Gen. U.S. Army (ret.)) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2012.

The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and		Year Current Term	Current Class
Year First Became a Director	Position(s) with the Company	Will Expire	of Director

Nominees for Class II Directors:
Helen Greiner 1994	Director	2010	II
George C. McNamee 1999	Director	2010	II
Peter T. Meekin 2003	Director	2010	II
Paul Sagan 2010	Director	2010	II
Continuing Directors:
Rodney A. Brooks, Ph.D. 1990	Director	2011	III
Andrea Geisser 2004	Director	2011	III
Jacques S. Gansler, Ph.D. 2003	Director	2011	III
Colin M. Angle 1992	Chairman of the Board, Chief Executive Officer and Director	2012	I
Ronald Chwang, Ph.D. 1998	Director	2012	I
Paul J. Kern, Gen. U.S. Army (ret.) 2006	Director	2012	I

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages immediately prior to the annual meeting, and the positions currently held by each such person with the Company.

Name	Age	Position

Colin M. Angle	42	Chairman of the Board, Chief Executive Officer and Director
John J. Leahy	51	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey A. Beck	47	President, Home Robots
Joseph W. Dyer	63	President, Government & Industrial
Alison Dean	45	Senior Vice President, Corporate Finance
Glen D. Weinstein	39	Senior Vice President, General Counsel and Secretary
Rodney A. Brooks, Ph.D.	55	Director
Ronald Chwang, Ph.D.(1)	62	Director
Jacques S. Gansler, Ph.D.(2)	75	Director
Andrea Geisser(3)	67	Director
Helen Greiner	42	Director
George C. McNamee(1)(2)(3)	63	Director
Peter T. Meekin(2)(3)	60	Director
Paul J. Kern, Gen. U.S. Army (ret)(1)	64	Director
Paul Sagan	51	Director

(1)	Member of compensation committee

(2)	Member of nominating and corporate governance committee

(3)	Member of audit committee

Colin M. Angle, a co-founder of iRobot, has served as chairman of the board since October 2008, as chief executive officer since June 1997, and prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT. As a co-founder and chief executive officer, Mr. Angle provides a critical contribution to the board of directors reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

John J. Leahy has served as our executive vice president, chief financial officer and treasurer since June 2008. From August 2007 to September 2007, Mr. Leahy, served as executive vice president, chief financial officer, principal financial/accounting officer and assistant treasurer of The Hanover Insurance Group, Inc. From 1999 to 2007, Mr. Leahy served as executive vice president and chief financial officer of Keane, Inc., and served as interim president and chief executive officer from May 2006 to January 2007. Mr. Leahy received a B.S. in Finance from Merrimack College and an M.B.A. from Boston College.

Jeffrey A. Beck has served as the president of our home robots division since April 2009. Prior to joining iRobot, Mr. Beck served at AMETEK Corporation as senior vice president and general manager, Aerospace & Defense from 2008 to 2009 and as vice president & general manager, Power Systems and Instruments Division from 2004 to 2008. From 1996 to 2004, Mr. Beck served in a number of positions at Danaher Corporation, including president, Danaher Precision Systems Division and vice president of sales, Kollmorgen I&C Division. Mr. Beck holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Boston University.

Joseph W. Dyer has served as the president of our government and industrial robots division since July 2006. Mr. Dyer served as executive vice president and general manager of our government and industrial robots division from September 2003 until July 2006. Prior to joining iRobot, Mr. Dyer served for 32 years in the U.S. Navy. From July 2000 until July 2003, he served as Vice Admiral commanding the Naval Air

Systems Command at which he was responsible for research and development, procurement and in-service support for naval aircraft, weapons and sensors. He is an elected fellow in the Society of Experimental Test Pilots and the National Academy of Public Administration. He also chairs NASA’s Aerospace Safety Advisory Panel. Mr. Dyer holds a B.S. in Chemical Engineering from North Carolina State University and an M.S. in Finance from the Naval Postgraduate School, Monterey, California.

Alison Dean has served as our senior vice president, corporate finance since February 2010. From March 2007 until February 2010, Ms. Dean served as our principal accounting officer and vice president, financial controls & analysis. From August 2005 until March 2007, Ms. Dean served as our vice president, financial planning & analysis. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Glen D. Weinstein has served as our general counsel since July 2000. Since February 2005, Mr. Weinstein has also served as a senior vice president, and he served as a vice president from February 2002 to January 2005. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Rodney A. Brooks, Ph.D., a co-founder of iRobot, has served as a director since our inception in August 1990, and from inception until February 2004, as the chairman of the board of directors. Dr. Brooks held various positions at iRobot since our inception, including chief technology officer from June 1997 until September 2008, and prior to that, treasurer and president. In September 2008, Dr. Brooks co-founded Heartland Robotics to develop low-cost industrial robots that will empower workers and serves as its chairman and chief technology officer. Dr. Brooks also serves as president of BrooksLab LLC. Dr. Brooks has taken a leave from his position as Panasonic Professor of Robotics at MIT. From June 2003 until June 2007, Dr. Brooks was director of the MIT Computer Science and Artificial Intelligence Lab. From August 1997 until June 2003, he was the director of the MIT Artificial Intelligence Laboratory. Dr. Brooks is a member of the National Academy of Engineering. Dr. Brooks holds a degree in pure mathematics from the Flinders University of South Australia and a Ph.D. in Computer Science from Stanford University. As a co-founder and former chief technology officer, Dr. Brooks provides a critical contribution to the board of directors reflecting his detailed knowledge of the robotics industry.

Ronald Chwang, Ph.D, has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of Silicon Storage Technology, Inc. and a number of other private high tech companies and is a former director of ATI Technologies Inc. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California. Dr. Chwang brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment.

Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler also serves on the board of directors of Global Defense Technology & Systems, Inc. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University. Dr. Gansler brings to the board of directors his experience working with the federal government in the defense industry.

Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Zephyr Management Inc., a global private equity firm that specializes in emerging markets (Africa, India) and a member of the investment committee of some of those funds. Mr. Geisser is also on the board of directors of

Buildworks Group Ltd, a listed South African company operating in the construction of electrical substations and building materials. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School. Mr. Geisser brings to the board of directors his extensive experience regarding the management of companies, as well as his financial expertise.

Helen Greiner, a co-founder of iRobot, has served as a director since July 1994. Ms. Greiner also served as president of iRobot from June 1997 until February 2004 and as chairman of the board from February 2004 until October 2008. In October 2008, Ms. Greiner resigned as an employee of iRobot and as chairman of the board to become chairman, president & CEO of Cy PhyWorks. Prior to joining iRobot, Ms. Greiner founded California Cybernetics, a company commercializing Jet Propulsion Laboratory technology. She has been honored by Technology Review Magazine as an “Innovator for the Next Century.” Ms. Greiner holds a B.S. in Mechanical Engineering and an M.S. in Computer Science, both from MIT. Ms. Greiner has extensive knowledge of the robotics industry, and as a co-founder and former executive officer of the Company, Ms. Greiner provides a critical contribution to the board of directors reflecting her detailed knowledge of the Company, the strategic marketplace and our competitors.

George C. McNamee has served as a director since August 1999. Mr. McNamee is a managing partner of FA Technology Ventures, an information and energy technology venture capital firm. From 1984 to 2007, Mr. McNamee served as chairman of First Albany Companies Inc., a specialty investment banking firm. Mr. McNamee serves as chairman of the board of directors of Plug Power Inc. and is a director of several private companies. Mr. McNamee is a former director of Broadpoint Securities Group, Inc. He is a Trustee of the American Friends of Eton College and the Albany Academies. Mr. McNamee holds a B.A. from Yale University. Mr. McNamee brings to the board of directors his extensive experience regarding the management of public and private companies, as well as his financial expertise.

Peter T. Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz. Mr. Meekin brings to the board of directors his extensive experience regarding the management of companies, as well as his financial expertise.

Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Gen. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. Gen. Kern also served as president and chief operating officer of AM General LLC from August 2008 until January 2010. From 1963 to 2004, Gen. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Gen. Kern also serves on the board of directors of ITT Corporation and is a former director of EDO Corporation and Anteon International Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan. Gen. Kern brings to the board of directors his extensive experience in the military and defense industry.

Paul Sagan has served as a director since February 2010. He became Akamai Technology, Inc.’s (NASDAQ: AKAM) chief executive officer in April 2005 and has served as its president since May 1999. Mr. Sagan became a member of Akamai’s board of directors in January 2005. Akamai is the leader in providing managed services for powering video, dynamic transactions and enterprise applications online. From July 1997 to August 1998, Mr. Sagan was senior advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at Time Warner Cable and Time Inc., affiliates of Time Warner Inc., and at CBS, Inc. Mr. Sagan also serves on the board of directors of EMC Corporation and is a former member of the board of directors of Dow Jones & Company, Inc. and Digitas, Inc. Mr. Sagan brings to the board of directors his extensive experience with complex global organizations, combined with his operational and corporate governance expertise.

Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Mr. Angle serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Angle has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Angle to act as the key link between the board of directors and other members of management. To assure effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in “Executive Sessions of Independent Directors” below.

Independence of Members of the Board of Directors

The board of directors has determined that Drs. Chwang and Gansler and Messrs. Geisser, McNamee, Meekin, Kern, and Sagan are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session four (4) times in 2009.

The Board of Directors’ Role in Risk Oversight

The board of directors oversees our risk management process. This oversight is primarily accomplished through the board of directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The audit committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. The compensation committee identifies and oversees risks associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.

Policies Governing Director Nominations

Director Qualifications

The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.

We do not have a formal diversity policy. However, pursuant to the Policy Governing Director Qualifications and Nominations, as part of its evaluation of potential director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•	All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors

The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communication as follows:

For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Chairman of the Board, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: [Name of the director], c/o Secretary

We will forward any such security holder communication to the chairman of the board, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. The nine (9) board members, who were directors at the time of the annual meeting of stockholders held in 2009, attended the meeting.

Board of Directors Evaluation Program

The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts it own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The board of directors met six (6) times during the fiscal year ended January 2, 2010, and took action by unanimous written consent two (2) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2009. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

The audit committee of the board of directors currently consists of Messrs. Geisser, McNamee and Meekin, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Geisser’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

The audit committee met eight (8) times during the fiscal year ended January 2, 2010. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

The compensation committee of the board of directors currently consists of Mr. McNamee, Gen. Kern, and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Rule 162(m) of the Internal Revenue Code. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met eight (8) times and took action by unanimous written consent eight (8) times during the fiscal year ended January 2, 2010. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler, and Messrs. Meekin and McNamee, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Dr. Gansler serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.

The nominating and corporate governance committee met three (3) times during the fiscal year ended January 2, 2010. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Compensation Committee Interlocks and Insider Participation

During 2009, Dr. Chwang, Gen. Kern and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Messrs. Geisser (chairman), McNamee and Meekin. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended January 2, 2010, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010.

The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2009. Information about PricewaterhouseCoopers LLP’s fees for 2009 is discussed below in this proxy statement under “Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has recommended that the Company retain PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Respectfully submitted by the Audit Committee,

Andrea Geisser (chairman)
George C. McNamee
Peter T. Meekin

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company’s cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification. George McNamee, Paul Kern and Ronald Chwang are the current members of the compensation committee.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended January 2, 2010 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended January 2, 2010 for filing with the SEC.

Respectfully submitted by the
Compensation Committee,

George C. McNamee (chairman)
Paul J. Kern
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion & Analysis

Overview

Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance-based incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our Adjusted EBITDA, revenue, operating cash flow and working capital. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, cash incentives and equity awards.

Objectives of Our Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to serve us and help us to achieve our strategic objectives;

•	to align management’s interest with our success;

•	to connect a significant portion of the total potential cash compensation paid to executives to our annual financial performance or the division, region or segment of our business for which an executive has management responsibility by basing cash incentive compensation on corresponding financial targets;

•	to align management’s interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.

We believe that the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as improved Adjusted EBITDA performance and operating cash flow, as well as longer-term strategic objectives, such as invention, product development and evaluation of potential acquisitions. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, and non-cash stock compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Methodologies for Establishing Executive Compensation

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Our chief executive officer annually reviews each other named executive officer’s performance with the compensation committee.

With the input of our human resources department and compensation consultants, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for named executive officers, other than Mr. Angle. In conjunction with the annual performance review of each named executive officer in January of each year, the compensation committee carefully considers the recommendations of the chief executive officer when setting base salary, bonus payments under the prior year’s incentive compensation plan, target amounts and performance goals for the current year’s incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.

Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from companies with revenues, numbers of employees and market capitalizations similar to our profile.

With respect to 2009 base salary, cash incentive compensation, and long-term incentives, we reviewed companies with similar-sized revenues of greater than $160 million and less than $630 million and market capitalizations of between $70 million to $670 million, in particular: Aerovironment, Inc., Applied Signal Technology, Argon ST, Inc., Audiovox Corp., Axsys Technologies, Inc., Ducommun Incorporated, Dynamics Research Corp., Gencorp Inc., ICx Technologies, Inc., LoJack Corporation, Netezza Corp., Raven Industires Inc., Tivo, Inc. and Universal Electronics Inc.

The compensation committee engaged a consultant, DolmatConnell & Partners, to help evaluate peer companies for cash compensation and long-term incentive purposes, analyze applicable compensation data and determine appropriate compensation levels for our named executive officers. In addition, we engaged a consultant, Wilson Group, to assist in development of our performance incentive plan, which is the cash incentive program that applies to all employees at the manager level and above. Certain elements of the performance incentive plan, including identification of a limited number of key financial metrics as elements of incentive cash, balancing corporate and divisional priorities, are consistent between compensation policies adopted for executive officers and other managerial employees.

We will annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2009, the compensation committee considered many factors in addition to benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer’s responsibilities,

•	our past business and segment performance and future expectations,

•	our long-term goals and strategies,

•	the performance and experience of each individual,

•	past salary levels of each individual and of the named executive officers as a group,

•	relative levels of pay among the executive officers,

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits,

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer’s interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.

Elements of Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options and awards of restricted stock units, and an annual cash incentive program based on both corporate and, if appropriate, divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We also enter into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment, including a termination following a change in control of the Company.

Annual Cash Compensation

Base Salary.  The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are comparable with salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We target base salaries for each of our executives at the market median (50th percentile) in the technology and robotics industry and also take into consideration many additional factors (described below) that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.

The compensation committee reviewed the base salaries for each of our executive officers, taking into account an assessment of the individual’s responsibilities, experience, individual performance and contribution to our performance, and also generally take into account the competitive environment for attracting and retaining executives consistent with our business needs. With respect to each of our executive officers, other than Mr. Angle, Mr. Angle provided a detailed evaluation and recommendation related to base salary adjustments, if any. However, due to the macroeconomic conditions, which included a great amount of uncertainty during the compensation committee’s evaluation of executive compensation during the first fiscal quarter of 2009, it was determined that executive officers would not receive salary adjustments during 2009, a policy applied across-the-board to our workforce.

In light of the considerations discussed above, for fiscal year 2009, the annual base salaries of our chief executive officer, chief financial officer, president, home robots, president, government & industrial robots, and senior vice president and general counsel were $378,769, $350,012, $325,000, $325,000 and $284,875, respectively, which are the same levels of base salaries paid to our executive officers in 2008, except for the president, home robots, who started on March 30, 2009. We believe that the base salaries paid to our executive officers during our fiscal year 2009 helped to achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are within our target of providing total compensation at the market median.

Cash Incentive Compensation

The compensation committee believes that some portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful achievement of significant financial and business objectives and implementation of our business strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted at the 50th percentile of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the discretion of the compensation committee based on its assessment of our performance in general or the achievement of specific goals.

For fiscal 2009, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary earned during the fiscal year, were 85% for our chief executive officer, 65% for our chief financial officer, 65% for the president of our home robots division, 65% for the president of our government & industrial robots division, and 50% for our senior vice president and general counsel. These target payout amounts were set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our company in a cost-effective way.

We designed our Senior Executive Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives and strategic milestones, and to reward substantial achievement of these company financial objectives and strategic milestones. The 2009 performance goals and cash incentive payment criteria established by the compensation committee under our Senior Executive Incentive Compensation Plan were designed to require significant effort and operational success on the part of us and our named executive officers for achievement.

While the Senior Executive Incentive Compensation Plan is designed to provide cash incentive payments based upon objectively determinable formulas that tie cash incentive payments to specific financial goals and strategic milestones, the compensation committee retains the discretion to adjust cash incentive payments under the Senior Executive Incentive Compensation Plan based upon additional factors.

For each executive officer, 100% of his target cash incentive compensation in 2009 was tied to key financial and operating performance measures.

For our chief executive officer, chief financial officer, and senior vice president and general counsel, 75% of the target cash incentive was tied to achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $26.4 million, with the ability to earn 125% of the target cash incentive for this element by achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $29.0 million. In addition, 25% of the target cash incentive was tied to achieving operating cash flow of $9.1 million, with the ability to earn 125% of the target cash incentive for this element by achieving an operating cash flow of $10.0 million.

For our president, home robots, his target cash incentive had four elements:

•	25% of his target cash incentive was tied to achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $26.4 million, with the ability to earn 125% of the target cash incentive for this element by achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $29.0 million.

•	15% of his target cash incentive was tied to achieving divisional revenue of $164.3 million, the ability to earn 125% of the target cash incentive for this element by achieving divisional revenue of $180.8 million.

•	50% of his target cash incentive was tied to achieving a target level of divisional contribution margin with the ability to earn 125% of the target cash incentive for this element by achieving a divisional contribution margin in excess of this target. Generally, contribution margin was calculated as division specific revenue less cost of sales and operating expenses, excluding cash incentive and stock based compensation. Since the specific contribution margin targets are highly confidential, we do not publicly disclose these targets. Disclosing the contribution margin targets would provide competitors and other third parties with insights into our internal confidential strategic and planning processes, sales and marketing budgets and other confidential matters, which might allow our competitors to predict certain business strategies, thereby causing competitive harm. The contribution margin targets were positioned to be aggressive, but achievable.

•	10% of his target cash incentive was tied to achieving divisional inventory levels at fiscal year end at or below $30.0 million, with the ability to earn 125% of the target cash incentive for this element by achieving divisional inventory levels at fiscal year end at or below $27.0 million.

For our president, government & industrial robots, his target cash incentive had four elements:

•	25% of his target cash incentive was tied to achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $26.4 million, with the ability to earn 125% of the target cash incentive for this element by achieving an Adjusted EBITDA, excluding cash incentive compensation expense, of $29.0 million.

•	15% of his target cash incentive was tied to achieving divisional revenue of $140.8 million, with a threshold payment of 50% of the target cash incentive for this element by achieving divisional revenue of $112.7 million.

•	50% of his target cash incentive was tied to achieving a target level of divisional contribution margin with the ability to earn 125% of the target cash incentive for this element by achieving a divisional contribution margin in excess of this target. Generally, contribution margin was calculated as division specific revenue less cost of sales and operating expenses, excluding cash incentive and stock based compensation. Since the specific contribution margin targets are highly confidential, we do not publicly disclose these targets. Disclosing the contribution margin targets would provide competitors and other third parties with insights into our internal confidential strategic and planning processes, sales and marketing budgets and other confidential matters, which might allow our competitors to predict certain business strategies, thereby causing competitive harm. The contribution margin targets were positioned to be aggressive, but achievable.

•	10% of his target cash incentive was tied to achieving divisional inventory levels at fiscal year end at or below $8.0 million, with the ability to earn 125% of the target cash incentive for this element by achieving divisional inventory levels at fiscal year end at or below $7.2 million.

The compensation committee chose this mix of financial targets for cash incentive compensation because it believed that executive officers should be focused on a small set of critical financial and operating metrics that reflect both corporate and divisional strategies in a manner that reinforce the executive’s role and impact. Moreover, the compensation committee believed that the metrics should encourage collaboration and accountability within divisions and with corporate functions.

Identical financial measures, although with differing weightings, were used for the company’s performance incentive plan, which is the cash incentive program that applies to all employees at the manager level and above.

The following table shows the company’s achievement against the various metrics used for calculating the cash incentive compensation for our executive officers:

	Minimum	Target	Maximum		Percentage
Metric	(50% earned)	(100%)	(125%)	Performance	Earned
	in millions

Adjusted EBITDA, excluding cash incentive compensation expense	$21.1	$26.4	$29.0	$29.4	125%
Operating Cash Flow	$7.3	$9.1	$10.0	$40.6	125%
Home Robots Divisional Revenue	$131.5	$164.3	$180.8	$165.9	102%
Government & Industrial Divisional Revenue	$112.7	$140.8	$154.9	$132.7	86%
Home Robots Divisional Contribution Margin	*	*	*	*	113%
Government & Industrial Divisional Contribution Margin	*	*	*	*	85%
Home Robots Divisional Inventory	$36.0	$30.0	$27.0	$23.7	125%
Government & Industrial Divisional Inventory	$9.6	$8.0	$7.2	$8.7	78%

Based on these elements, the chief executive officer, chief financial officer, president, home robots, president, government & industrial robots, and senior vice president and general counsel achieved 125%, 125%, 115%, 94% and 125%, respectively, of each executive’s total target cash incentive compensation amount. In addition, based upon its discretion under the Senior Executive Incentive Compensation Plan, the compensation committee determined that a bonus of $45,546 should be paid to the president, government & industrial robots based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.

Based on these factors, the compensation committee determined that our chief executive officer, chief financial officer, president, home robots, president, government & industrial robots, and senior vice president and general counsel should receive $410,180, $289,854, $187,011, $247,940, and $181,475, respectively, which corresponds to 125%, 125%, 115%, 115% and 125%, respectively, of each executive’s total target cash incentive compensation amount.

Because Mr. Beck joined us in March 2009, after a portion of the year had passed, and in accordance with the terms of his employment offer letter, the compensation committee provided that his cash incentive compensation would be paid at a minimum of 100% of his threshold bonus amount. However, because under the Senior Executive Incentive Compensation Plan Mr. Beck earned 115% of his target amount, his cash incentive compensation was set at the higher level.

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants, deferred stock awards and other stock awards that are intended to promote success by aligning employee financial interests with long-term shareholder value. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior option grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of management and the compensation committee’s analysis of peer group compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the compensation committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above. During fiscal year 2009, stock options and deferred stock awards were granted to our named executive officers. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.

Other Compensation

We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees. In addition, one executive officer receives amounts allocable to use of our corporate apartment. We also enter into executive agreements with our executive officers providing for certain severance benefits which may be triggered as a result of the termination of such officer’s employment under certain circumstances. We offer no perquisites, other than the use of our corporate apartment, that are not otherwise available to all of our employees.

Executive Agreements

We have entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued

health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 200% of his or her annual base salary and 200% of such officer’s annual bonus, as well as certain continued health benefits.

It is the belief of the compensation committee that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives. From time to time, the Company’s executive officers enter into stock restriction agreements upon the exercise of their option grants.

We have also entered into indemnification agreements with each of our executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf.

On December 30, 2002, we entered into an independent contractor agreement with Dr. Rodney Brooks. On August 8, 2008, we amended and restated this independent contractor agreement. Our independent contractor agreement with Dr. Brooks shall continue until terminated by either party upon 60 days’ written notice.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Risk Oversight of Compensation Programs

The compensation committee believes that our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

•	Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets.

•	The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

•	Our stock option grants, restricted stock awards and restricted stock unit grants generally vest over four years and are only valuable if our stock price increases over time.

•	Maximum payout levels for the cash incentive compensation are capped.

Executive Compensation Summary

The following table sets forth summary compensation information for our chief executive officer, chief financial officer and the three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)	($)(3)(4)	($)

Colin M. Angle	2009	386,053	—	274,999	270,790	410,180	7,350	1,349,372
Chairman, Chief Executive	2008	372,288	105,714	279,219	217,935	—	6,900	982,056
Officer and Director	2007	324,820	—	85,488	173,870	0	6,750	590,928
John J. Leahy	2009	356,743	—	58,332	57,441	289,854	7,350	769,720
Executive Vice President,	2008	195,199	122,504	843,000	1,384,540	—	5,654	2,550,897
Chief Financial Officer and Treasurer
Jeffrey A. Beck(5)	2009	250,000	—	343,000	695,745	187,011	6,750	1,482,506
President and General Manager Home Robots
Joseph W. Dyer(6)	2009	331,250	45,546	116,998	115,209	202,394	7,350	818,747
President and General Manager	2008	322,074	153,380	196,995	117,349	—	6,900	796,698
Government & Industrial	2007	300,240	—	53,428	108,668	0	6,750	469,086
Glen D. Weinstein	2009	290,353	—	87,998	86,652	181,475	7,350	653,828
Senior Vice President, General Counsel and Secretary	2008	282,704	88,954	125,906	117,349	—	6,900	621,813

(1)	Represents salary earned in the fiscal years presented which covered 53 weeks, 52 weeks and 52 weeks respectively, for fiscal years 2009, 2008 and 2007.

(2)	Represents the aggregate grant date fair value for stock and option awards granted in the fiscal years ended January 2, 2010, December 27, 2008 and December 29, 2007, as appropriate, in accordance with FASB ASC Topic 718. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for certain assumptions made in the valuation of stock and option awards.

(3)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain prerequisites and other personal benefits received by the named executive officers which do not exceed $10,000.

(4)	Represents 401(k) matching contributions.

(5)	Mr. Beck joined as President and General Manager Home Robots on March 30, 2009.

(6)	Mr. Dyer received a bonus payment of $45,546 based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.

Grants of Plan-Based Awards in 2009

The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during fiscal year 2009.

GRANTS OF PLAN-BASED AWARDS — 2009

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts Under			Number	Number of	or Base	Value of
		Non-Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(2)	($/Sh)	($)

Colin M. Angle	—	—	328,145	656,290	—	—	—	—
	2/20/2009	—	—	—	35,438	—	7.76	274,999
	2/20/2009	—	—	—	—	73,829	7.76	270,790
John J. Leahy	—	—	231,883	463,766	—	—	—	—
	2/20/2009	—	—	—	7,517	—	7.76	58,332
	2/20/2009	—	—	—	—	15,661	7.76	57,441
Jeffrey A. Beck	—	—	162,500	325,000	—	—	—	—
	4/24/2009	—	—	—	35,000	—	9.80	343,000
	4/24/2009	—	—	—	—	150,000	9.80	695,745
Joseph W. Dyer		—	215,313	430,626	—	—	—	—
	2/20/2009	—	—	—	15,077	—	7.76	116,998
	2/20/2009	—	—	—	—	31,411	7.76	115,209
Glen D. Weinstein	—	—	145,177	290,354	—	—	—	—
	2/20/2009	—	—	—	11,340	—	7.76	87,998
	2/20/2009	—	—	—	—	23,625	7.76	86,652

(1)	This reflects the threshold, target and maximum incentive cash payout levels established under our Senior Executive Incentive Compensation Plan.

(2)	All stock awards and option awards were made pursuant to our 2005 Stock Option and Incentive Plan (the “2005 Plan”).

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The compensation paid to the named executive officers includes salary, cash incentive compensation and equity incentive compensation. In addition, each named executive officer is eligible to receive contributions to his or her 401(k) plan under our matching contribution program.

We have entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer’s annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 200% of his or her annual base salary and 200% of such officer’s annual bonus, as well as certain continued health benefits.

In 2009, salary was approximately 28.6%, 46.3%, 16.9%, 40.5% and 44.4% of the total compensation for Messrs. Angle, Leahy, Beck, Dyer and Weinstein, respectively. In 2008, salary was approximately 37.9%, 7.7%, 40.4%, and 45.5% of the total compensation for Messrs. Angle, Leahy, Dyer and Weinstein, respectively. In 2007, salary was approximately 55.0% and 64.0% of the total compensation for Messrs. Angle and Dyer, respectively.

Our named executive officers are eligible to participate in our Senior Executive Incentive Compensation Plan, which provides for cash incentive payments based on an evaluation of the achievement against predetermined measurable financial and operational metrics in accordance with the terms of the plan as adopted by the compensation committee. Our named executive officers are also eligible to receive restricted stock, stock option grants and other stock awards. These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer, their past performance, anticipated future contributions and prior option grants. See additional information regarding the cash incentive and equity compensation of our named executive officers under “Compensation Discussion & Analysis — Elements of Compensation” above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of the named executive officers, information about unexercised option awards and unvested restricted stock awards that were held as of January 2, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2009

	Option Awards						Stock Awards
		Number of	Number of
		Securities	Securities				Number of		Market Value of
		Underlying	Underlying				Shares or		Shares or
		Unexercised	Unexercised		Option		Units of Stock		Units of Stock
		Options	Options		Exercise	Option	That Have		That Have
		(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Grant Date	Exercisable	Unexercisable		($)	Date	(#)		($)

Colin M. Angle	5/25/07	13,334	7,999	(1)	16.03	5/25/2014	2,666	(1)	46,921
	3/28/08	11,375	14,625	(1)	17.13	3/28/2015	12,225	(1)	215,160
	2/20/09	—	73,829	(1)	7.76	2/20/2016	35,438	(1)	623,709
John J. Leahy	6/27/08	75,000	125,000	(2)	14.05	6/27/2015	45,000	(2)	792,000
	2/20/09	—	15,661	(2)	7.76	2/20/2016	7,517	(2)	132,299
Jeffrey A. Beck	4/24/09	—	150,000	(3)	9.80	4/24/2016	35,000	(3)	616,000
Joseph P. Dyer	2/18/04	113,839	—		2.33	2/18/2014	—		—
	2/18/04	32,082	—		2.33	2/18/2014	—		—
	9/17/04	68,328	—		2.78	9/17/2014	—		—
	5/25/07	5,000	4,999	(4)	16.03	5/25/2014	1,666	(4)	29,322
	3/28/08	6,125	7,875	(4)	17.13	3/28/2015	8,625	(4)	151,800
	2/20/09	—	31,411	(4)	7.76	2/20/2016	15,077	(4)	265,355
Glen D. Weinstein	4/12/04	15,000	—		2.78	4/12/2014	—		—
	2/23/05	52,000	13,000	(5)	4.96	2/23/2015	—		—
	5/25/07	15,000	9,000	(6)	16.03	5/25/2014	3,000	(6)	52,800
	3/28/08	6,125	7,875	(6)	17.13	3/28/2015	5,512	(6)	97,011
	2/20/09	—	23,625	(6)	7.76	2/20/2016	11,340	(6)	199,584

(1)	Mr. Angle’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Angle’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(2)	Mr. Leahy’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Leahy’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(3)	Mr. Beck’s stock option grant vests over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Beck’s restricted stock award vests over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(4)	Mr. Dyer’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Dyer’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(5)	Mr. Weinstein’s stock option grants vest over a five-year period, at a rate of twenty percent (20%) on the first anniversary of the grant, and annually thereafter.

(6)	Mr. Weinstein’s stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter. Mr. Weinstein’s restricted stock awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock awards during the year ended January 2, 2010, as well as the year-end value of exercised options and vested restricted stock.

OPTION EXERCISES AND STOCK VESTED — 2009

	Option Awards		Stock Awards
	Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)

Colin M. Angle	—	—	5,408	49,030
John J. Leahy	—	—	15,000	201,900
Jeffrey A. Beck	—	—	—	—
Joseph W. Dyer	3,334	(600)	3,708	33,300
Glen D. Weinstein	21,702	315,427	3,338	32,918

(1)	Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

Potential Benefits Upon Termination or Change in Control

Severance and Change in Control Arrangements in General

The executive agreements described under “Transactions with Our Executive Officers and Directors” below provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary, continued health plan premium payments for up to six months, and any unpaid compensation, benefits or unused vacation accrued. The executive agreements also provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 200% of the executive officer’s base salary, 200% of the executive officer’s target cash incentive compensation or other performance, profit-sharing or any other similar arrangement, continued health plan premium payments for up to two years, full vesting of all unvested stock, stock options, awards and rights, and any unpaid compensation, benefits or unused vacation accrued.

Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on January 2, 2010, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below tables, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

		Continuation of
	Base	Health Plan Premium	Accrued
	Salary	Payments	Vacation Pay	Total
Name	($)	($)	($)	($)

Colin M. Angle	189,384	9,633	8,395	207,412
John J. Leahy	175,006	9,633	1,417	186,056
Jeffrey A. Beck	162,500	8,922	0	171,422
Joseph W. Dyer	162,500	275	25,000	187,775
Glen D. Weinstein	142,437	8,922	19,928	171,287

Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on January 2, 2010, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the below table. The total amount payable to each executive officer is subject to reduction in certain circumstances if the amount would cause the executive officer to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. The following table provides the market value (that is, the value based upon our stock price on January 2, 2010, minus the exercise price) of stock options that would become exercisable or vested as a result of these acceleration events as of January 2, 2010.

					Market	Market
			Continuation of	Accrued	Value of	Value of
	Base		Health Plan Premium	Vacation	Stock	Restricted
	Salary	Bonus	Payments	Pay	Options	Stock	Total
Name	($)	($)	($)	($)	($)	($)	($)

Colin M. Angle	757,538	643,907	38,532	8,395	745,910	885,790	3,080,072
John J. Leahy	700,024	455,016	38,532	1,417	597,854	924,299	2,717,142
Jeffrey A. Beck	650,000	422,500	35,688	—	1,170,000	616,000	2,894,188
Joseph W. Dyer	650,000	422,500	1,100	25,000	320,634	446,477	1,865,711
Glen D. Weinstein	569,750	284,875	35,688	19,928	414,621	349,395	1,674,257

Director Compensation

In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2009, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$30,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000

Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Plan.

In 2009, each of our non-employee members of our board of directors was entitled to the following equity compensation under our 2005 Plan:

•	Upon initial election to the board of directors, a non-employee director will receive a one-time option to purchase 40,000 shares of our common stock, which will vest over a four-year period at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter.

•	On the date of each annual meeting of stockholders, each non-employee director will receive a stock option award to purchase 10,000 shares of our common stock, which will vest on the date of the first anniversary of such grant.

All stock options will be granted at the fair market value on the date of the award. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year ended January 2, 2010 for each non-employee member of our board of directors. No member of our board of directors employed by us receives separate compensation for services rendered as a member of our board of directors.

DIRECTOR COMPENSATION TABLE — 2009

	Fees Earned or
	Paid in Cash		Option Awards	Total
Name	($)		($)(2)(3)	($)

Rodney A. Brooks, Ph.D.	30,000		59,794	89,794
Ronald Chwang, Ph.D.	37,500		59,794	97,294
Jacques S. Gansler, Ph.D.	40,000		59,794	99,794
Andrea Geisser	50,000	(1)	59,794	109,794
Helen Greiner	7,500		59,794	67,294
Paul J. Kern, Gen. U.S. Army (ret.)	37,500	(1)	59,794	97,294
George C. McNamee	60,000		59,794	119,794
Peter T. Meekin	45,000	(1)	59,794	104,794

(1)	Messrs. Geisser, Kern and Meekin deferred all of their 2009 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program under which they received phantom stock in lieu of cash.

(2)	Represents the grant date fair value of stock option awards granted in the fiscal year ended January 2, 2010 in accordance with FASB ASC Topic 718. See the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for certain assumptions made in the valuation of stock option awards.

(3)	The non-employee members of our board of directors who held such position on January 2, 2010 held the following aggregate number of unexercised options as of such date:

Number of
Securities
Underlying
Unexercised
Name	Options

Rodney A. Brooks, Ph.D.	19,333
Ronald Chwang, Ph.D.	80,000
Jacques S. Gansler, Ph.D.	90,000
Andrea Geisser	80,000
Helen Greiner	31,333
Paul J. Kern, Gen. U.S. Army (ret.)	80,000
George C. McNamee	80,000
Peter T. Meekin	80,000

(4)	The following table presents the fair value of each grant of stock options in 2009 to the non-employee members of our board of directors, computed in accordance with FASB ASC Topic 718:

			Exercise
		Number of	Price of	Grant Date
		Securities	Option	Fair Value of
		Underlying	Awards	Options
Name	Grant Date	Options	($)	($)

Rodney A. Brooks, Ph.D.	6/26/2009	10,000	13.46	59,794
Ronald Chwang, Ph.D.	6/26/2009	10,000	13.46	59,794
Jacques S. Gansler, Ph.D.	6/26/2009	10,000	13.46	59,794
Andrea Geisser	6/26/2009	10,000	13.46	59,794
Helen Greiner	6/26/2009	10,000	13.46	59,794
Paul J. Kern, Gen. U.S. Army (ret.)	6/26/2009	10,000	13.46	59,794
George C. McNamee	6/26/2009	10,000	13.46	59,794
Peter T. Meekin	6/26/2009	10,000	13.46	59,794

Transactions with Related Persons

Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction approval policy, which sets forth our polices and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2010 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2009 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specified audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”

Representatives of PricewaterhouseCoopers LLP attended all of the meetings of the audit committee in 2009. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years ended January 2, 2010 and December 27, 2008.

	2009	2008

Audit Fees	$710,848	$718,702
Audit-Related Fees	31,653	30,924
Tax Fees	—	25,000
All Other Fees	3,075	3,075

Total	$745,576	$777,701

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance.

All Other Fees

All other fees include licenses to technical accounting research software.

The audit committee has determined that the provision of services described above to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2010.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2011 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 13, 2010. Stockholders who wish to make a proposal at the 2011 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between January 27, 2011 and February 26, 2011. If a stockholder who wishes to present a proposal fails to notify us by February 26, 2011 and such proposal is brought before the 2011 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2011 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended January 2, 2010, except that Mr. Dyer did not timely file a Form 4 with respect to one transaction.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2009 Annual Report, including audited financial statements for the fiscal year ended January 2, 2010, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/IRBT
• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	To elect four class II directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal:

01 — Helen Greiner	02 — George C. McNamee	03 — Peter T. Meekin	04 — Paul Sagan

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending January 1, 2011.	☐	☐	☐	3.	To transact such other business as may properly come before the annual meeting and any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2010. THE PROXY STATEMENT AND
ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://materials.proxyvote.com/462726
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — iRobot Corporation

Proxy for Annual Meeting of Stockholders
May 27, 2010
SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Thursday, May 27, 2010, at 10:00 a.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2010, a copy of which has been received by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). WHEN PROPERLY EXECUTED, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE
REVERSE
SIDE